EXHIBIT 21.1

Subsidiaries of Tradeweb Markets Inc.

	Subsidiary	Jurisdiction of Incorporation / Formation
1.	BondDesk Group LLC	Delaware
2.	Dealerweb LLC (f/k/a Dealerweb Inc.)	Delaware
3.	DW SEF LLC	Delaware
4.	ICD Intermediate Holdco 1, LLC	Delaware
5.	ICD Intermediate Holdco 2, LLC	Delaware
6.	Institutional Cash Distributors Limited	England and Wales
7.	Institutional Cash Distributors LLC	California
8.	Institutional Cash Distributors Technology, LLC	Delaware
9.	r8fin Holdings LP	Delaware
10.	r8fin LLC	Delaware
11.	r8fin Technology Services LP	Delaware
12.	Refinitiv US Tradeweb LLC	Delaware
13.	Tech Hackers LLC	Delaware
14.	TIPS LLC	Wyoming
15.	Tradeweb (DIFC) Limited	United Arab Emirates
16.	Tradeweb Asia Pte. Ltd.	Singapore
17.	Tradeweb Australia Pty Ltd	Australia
18.	Tradeweb Brasil Ltda	Brazil
19.	Tradeweb Company	Kingdom of Saudi Arabia
20.	Tradeweb Direct LLC	Delaware
21.	Tradeweb EU B.V. (including France and Italy branches)	Netherlands
22.	Tradeweb Europe Limited (including Hong Kong and Singapore branches)	England and Wales
23.	Tradeweb Execution Services B.V.	Netherlands
24.	Tradeweb Execution Services Limited	England and Wales
25.	Tradeweb Global Holding LLC	Delaware
26.	Tradeweb Global LLC	Delaware
27.	Tradeweb IDB Markets, Inc.	Delaware
28.	Tradeweb Information Technology Services (Shanghai) Co., Ltd.	People’s Republic of China
29.	Tradeweb Japan K.K.	Japan
30.	Tradeweb LLC	Delaware
31.	Tradeweb Markets LLC	Delaware
32.	TW Global Capability Centre Private Limited	India
33.	TW SEF LLC	Delaware
34.	TW Technology and Trading Private Limited	India
35.	TWAS Holding I Pty Ltd	Australia
36.	TWAS Holding II Pty Ltd	Australia
37.	TWC Limited	Cayman Islands
38.	TWEL Holding LLC	Delaware
39.	TWICD I Inc.	Delaware
40.	TWICD II Inc.	Delaware